Exhibit 10.36

DISTRIBUTION AGREEMENT

BETWEEN

NOKIA (CHINA) INVESTMENT CO., LTD.

AND

SHANGHAI CELLSTAR INTERNATIONAL TRADING CO., LTD.

THIS AGREEMENT HAS CONFIDENTIAL PORTIONS OMITTED, WHICH PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH BRACKETS ([*]).

THIS AGREEMENT, dated December 1st, 2001, is for the supply and delivery of cellular products and associated accessories to Shanghai Cellstar International Trading Co., Ltd.

1.	Parties

Shanghai Cellstar International Trading Co., Ltd., a company duly established and validly existing under the laws of the People’s Republic of China and having its legal address at No. 575, Dong Fang Road, Pudong, Shanghai, P.R.C. (hereinafter called the “BUYER”); and

Nokia (China) Investment Co, Ltd., a foreign invested company duly established and validly existing under the laws of the People’s Republic of China and having its legal address at Nokia Tower, Pacific Century Place, 2A, Gongtibeilu, Chaoyang District, Beijing 100027, the PRC (hereinafter called the “SELLER”).

2.	Terms of Delivery

The Products shall be deemed to be duly delivered when it reaches the agreed locations. The risk of total or partial loss of the Products for whatever cause except for reasons attributable to BUYER shall be absorbed and borne by SELLER up to the moment the Products have been so delivered. BUYER shall thereafter take full responsibility for any loss or risk after the Products have been so delivered. Detailed terms of delivery shall be in ANNEX 2.

Title to the Products will be deemed to pass to BUYER upon full payment for all Products in an Order.

3.	Prices and Rebate

The prices quoted are fixed in Renminbi and are expressed inclusive of value added or equivalent taxes levied on account of sales from SELLER to BUYER in the People’s Republic of China (hereinafter called the “PRC”). In respect of other taxes or duties, each party will be responsible for its own respective taxes or duties levied under the PRC laws.

Detailed price list is in Annex 1 attached hereto.

For any new price to be effective due to a change in market environment or otherwise, both parties have to agree upon such a new price in writing. Any such written price adjustment shall be attached to this Agreement.

[*]

4.	Ordering

BUYER shall submit Rolling Sales Plan and order Products in accordance with provisions attached hereto as Annex 2.

Brackets ([*]) indicate portions of this document have been deleted and have been separately filed with the Securities and Exchange Commission.

5.	Packing

Products are packed to reach BUYER in good condition under normal conditions of transport to the destination in which the Products are to be transported.

6.	Payment

Invoices in respect of Orders accepted under this Agreement will be submitted by SELLER to BUYER in Renminbi (RMB) and sent together with the Products or at the same time that the Products are dispatched.

All amounts owed, owing or to be owed by BUYER to SELLER must be paid within thirty (30) days of the date of the relevant invoice raised by SELLER or by any company within the SELLER’s group of companies. All or part of the BUYER’s credit shall be supported by bank guarantee or standby letter of credit to SELLER, which shall be executed together with or before the date this Agreement. Prior to granting any credit to BUYER, SELLER shall, at its sole discretion, determine to what extent the credit must be supported by bank guarantee or standby letter of credit. In case the settlement is through banker acceptance draft accepted by the SELLER, it is regarded as fully secured and no other security is deemed necessary.

If BUYER defaults in making any payments due to SELLER hereunder BUYER shall pay interest to SELLER on such unpaid amounts at a rate of interest being the total of one percent (1%) per month from due date to the date of actual payment.

BUYER shall not deduct any amounts from any sum owing to SELLER, whether by way of set-off or otherwise.

In the event SELLER has granted to BUYER a credit limit, SELLER may increase or decrease the credit limit upon written notice, at its sole discretion, at any time during the term of this Agreement.

[*]

If BUYER fails to perform any of the obligations mentioned in this Article, SELLER shall be entitled, after giving written notice specifying the non-performance to BUYER, to withhold performance until BUYER has performed its obligation, or if such non-performance exceed seven (7) days, cancel this Agreement with immediate effect. Furthermore, if BUYER has not performed its obligations within seven (7) days of the receipt of a written notice from SELLER giving details of the non-performance, SELLER may withdraw its acceptance of and rescind an Order. BUYER shall indemnify SELLER for all damages, costs, and losses whatsoever incurred by the SELLER in respect of any such non-performance or failure by BUYER to perform its obligations.

7.	Right To Sell

Subject to Articles 14 and 15 below, SELLER appoints BUYER as its non-exclusive distributor, under SELLER’s trademark, to market, sell and maintain the Products within the territory of the PRC (excluding Hong Kong SAR, Macau SAR and Taiwan) (hereinafter “Territory”). BUYER promises and guarantees not to sell, or otherwise transfer, directly or

Brackets ([*]) indicate portions of this document have been deleted and have been separately filed with the Securities and Exchange Commission.

indirectly, the Product to resellers located outside Territory, or to any reseller who intends to distribute the Products outside the Territory. BUYER shall not transit, transship, or otherwise transport, the Product out of the Territory. BUYER shall use its best endeavours to ensure that any third party, including but not limited to BUYER’s distributors, retailers and trade outlets within the Territory, shall not re-export, transship, sell or otherwise transfer the Products outside the Territory.

BUYER shall conduct its business of marketing and selling the Products in a manner so that SELLER’s reputation, goodwill, trade marks are preserved and maintained at a high standard.

BUYER shall not purchase any counterfeit, simulated or other infringing products or engage, directly or indirectly, in the design, manufacture, importation, advertisement, sale or distribution of any counterfeit, simulated or other infringing products.

BUYER’s failure to comply with its obligations in this Article shall constitute material breach of contract under this Agreement.

8.	Representations and Warranties of the Parties

In addition to other representations and warranties herein, during the term of this Agreement, SELLER represents and warrants to BUYER that it is a legal person duly incorporated and validly existing under the laws of the PRC and it has full legal rights, power and authority required to enter into this Agreement. BUYER represents and warrants to SELLER the same and that it has obtained all necessary governmental and corporate approvals, including but not limited to a full business scope, for the execution of this Agreement and the performance of its obligations hereunder and that its performance under this Agreement does not breach any laws, regulations, or rules of the PRC or any contractual obligation acknowledged by it. Both parties agree to indemnify and hold harmless the other party for any and all liabilities, obligations, losses, damages, penalties, judgements, suits, costs, expenses and disbursements (including remedial costs) that may be imposed upon, incurred by or asserted against the other party arising from or related to any breach of contract or inaccuracy made by it under this Agreement.

9.	Inspection and Testing

BUYER shall carry out inspection and testing of the Products within thirty (30) working days after date of delivery. If the Products have not been rejected by written notice stating defects within the said thirty (30) days the Products shall be deemed to have been accepted.

10.	Warranty

SELLER shall provide BUYER with finished Products that are free from defects in material and workmanship. For the avoidance of any doubt, SELLER’s warranty to Products shall be no lower than the mandatory requirements of applicable laws. In case of lower than the aforesaid requirements, relevant provisions in the applicable laws shall be applied.

Products (except battery packs and genuine Nokia accessory) shall have SELLER’s limited warranty for material and workmanship during twelve (12) months from date of purchase of the Products.

The limited warranty for genuine Nokia battery packs extends for the first six (6) months beginning on the date of purchase. The limited warranty for genuine Nokia accessory extends for the first three (3) months beginning on the date of purchase.

The limited warranty extends only to the original consumer purchaser of the Product and genuine Nokia accessory who purchases the Product within the PRC (hereinafter referred to as the “Consumer”) and is not assignable or transferable to any other purchaser/end-user.

Repaired Product or genuine Nokia accessory will be warranted with a new warranty period conforming with the original warranty period as defined above in this Article.

Upon request from SELLER or its authorized service centers, the Consumer must provide purchase invoice and warranty card in order to obtain warranty service under this clause.

Transportation, delivery and handling charges incurred in the transport of the Product and genuine Nokia accessory to and from SELLER or its authorized service center will be borne by the Consumer.

This limited warranty shall not apply if:

(a)	The Product or genuine Nokia accessory has been subject to: abnormal use, abnormal condition, improper storage, exposure to moisture or dampness, exposure to excessive temperature or other such environmental conditions, unauthorized modifications, unauthorized connections, unauthorized repair including but not limited to use of unauthorized spare parts in repairs, misuse, neglect, abuse, accident, alteration, improper installation, Acts of God, spill of foods or liquids, maladjustment of customer controls or other acts which are beyond of reasonable control of SELLER, including deficiencies in consumable parts such as fuses and breakage or damage to antennas, unless caused directly by defects in materials or workmanship, and normal wear and tear of the Product or genuine Nokia accessory;

(b)	SELLER was not notified by Consumer of the alleged defect or malfunction of the Product or genuine Nokia accessory during the applicable limited warranty period;

(c)	The Product serial number or the genuine Nokia accessory date code has been removed, defaced or altered;

(d)	The defect or damage was caused by defective function of the cellular system or by inadequate signal reception by the external antenna;

(e)	The Product was used with or connected to accessory not supplied by SELLER, not fit for use with SELLER’s cellular phones or used in other than its intended use; or

(f)	The battery was short circuited or seals of the battery enclosure or cells are broken or show evidence of tampering or the battery was used in equipment other that for which is has been specified.

SELLER neither assumes nor authorizes any authorized service center or any person or entity to assume for it any other obligation or liability beyond that which is expressly provided for in this limited warranty.

All warranty information, product features and specifications are subject to change without notice.

BUYER shall provide its customers with this warranty. SELLER shall have the right to include such warranty documents in the sales packing and BUYER shall not remove or change them without SELLER’s written consent.

The aforesaid is expressly in lieu of all other conditions and warranties, including without limitation ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR USE except to the extent (if any) required by law (if any) and all other obligations and liabilities of SELLER with respect to any defect or deficiency applicable to or resulting directly or indirectly from or in connection with the Products and genuine Nokia accessories supplied by SELLER are hereby disclaimed. SELLER shall not be LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR DAMAGES OR LOSS OF USE in any event whatsoever.

11.	Service, Repairs and Spare Parts

SELLER shall have the right to assign the provision of after sales service and support to a third party. BUYER is entitled to provide after sales service for the Products hereunder including both warranty and non-warranty service, subject to entering into a separate Authorized Service Center Agreement with SELLER (or a qualified company appointed by SELLER).

12.	List of Products, genuine Nokia accessory and Prices

As described in Annex 1: Product and Price List.

13.	Other Conditions

BUYER shall inform SELLER of important developments on the market.

The Products shall be marked under the trademark “NOKIA”. Nothing in this Agreement shall give BUYER any rights in the trademark “NOKIA” or any other intellectual property rights of SELLER or other Nokia affiliates or Nokia group companies. BUYER shall obtain beforehand the consent of Nokia Corporation or any Nokia affiliate authorized by it and shall comply with the instructions given from time to time by such Nokia affiliate if BUYER wishes to use the trademark “NOKIA” in any marketing, sales or promotion activity.

In case SELLER incorporates SIM-lock features in the Products upon Buyer’s request or, in a programme jointly arranged with an operator or another customer, upon operator’s or customer’s request, BUYER shall strictly follow SELLER’s SIM-lock procedure and instructions.

BUYER hereby agrees to inform the Consumer or other end-users of the activation of such SIM-lock to the fullest extent required under the consumer protection legislation or other applicable laws and regulations in the PRC.

BUYER understands and agrees that whilst every effort is pursued by SELLER to assure the security of the SIM-lock facility, SIM-lock is not guaranteed against de-commissioning by a third party and SELLER will accept no liability for the same. BUYER shall also not hold SELLER liable or responsible in the event any service centres are unable to reinstall the SIM-lock facility after performing repairs or servicing the Products.

BUYER also hereby agrees to indemnify SELLER and SELLER’s affiliated companies against, and to hold SELLER and SELLER’s affiliated companies harmless from, any and all costs resulting from incorporation of the said SIM-lock function in the Products and/or supply of such products to BUYER including without limitation any costs resulting directly or indirectly from activation and/or de-activation of the SIM-lock.

14.	General Provisions

BUYER buys and sells in its own name, and nothing in this Agreement shall constitute any agency, joint venture or partnership between SELLER and BUYER.

Neither Party shall assign this Agreement or any rights therein to any third party without the prior written consent of the other Party. With BUYER’s prior written notice to SELLER and upon SELLER’s prior written approval, BUYER may transfer its rights and obligations under this Agreement to its affiliated company. In this case, the succeeding affiliated company shall be bound by and observe all the terms and conditions of this Agreement.

This Agreement shall constitute the entire agreement between the Parties, and the Parties agree that there do not exist any other representations, warranties or verbal agreements with regard to the subject matter of this Agreement. Any amendments and alterations to this Agreement shall come into effect only by an exchange of documents signed by both Parties and marked unequivocally “Amendment to this Agreement”. The Appendices attached hereto shall form an integral part of this Agreement.

Any notices or other documents given under this Agreement shall be in writing and shall be deemed duly given if sent by registered mail or telefax to or left at hand at the following addresses:

to BUYER:

Shanghai CellStar International Trading Co., Ltd.

No. 575, Dong Fang Road, Pudong,

Shanghai, P.R.C.

Fax: (86) 21 6875 1385

Tel: (86) 21 6875 9917

Attention: Mr. L. P. King

to SELLER:

Nokia (China) Investment Co., Ltd.

Nokia Tower, Pacific Century Place, 2A, Gongtibeilu

Chaoyang District, Beijing 100027 PRC

Fax:

Tel.:

Attention:

15.	Force Majeure

Either party shall be under any liability for any failure to perform any of its obligations under this Agreement due to any cause not within its control including, without limitations, lock-outs, strikes, other industrial disputes, riots or civil commotion, wars (whether declared or not), expropriation or confiscation for public needs, embargo, act of God, discontinuation of public or private transportation or supply of energy, fire, non-availability of materials or components or some other unusual event with equally drastic effects beyond the control of that party.

Following notification by either party to the other of such cause, such party shall be allowed a reasonable extension of time for the performance of its obligations. Either party may terminate this Agreement by giving notice to the other if performance of this Agreement is substantially prevented for more than three (3) months due to any event of Force Majeure referred to in this Article.

In case of an event of Force Majeure the parties shall meet to discuss whether it such an event qualifies as an event of Force Majeure and how to minimize the inconvenience and limit the eventual costs cause by the situation.

16.	Confidentiality and Publicity

Both parties shall keep confidential and shall not without the prior consent in writing disclose to any third party the content of any documents or information (whether of a commercial, financial or technical nature or which is identified as being confidential) acquired or received from the other party in connection with the negotiations of this Agreement, during the terms of this Agreement or in connection of the Products. Each party shall copy and use the same solely for the purpose of this Agreement and the normal use of Products. This obligation shall survive any expiration, cancellation or termination of this Agreement.

Parties further agree that any possible publication of the nature of this Agreement or its content shall be prepared in consultation between the parties and released based on mutual approval and in mutually acceptable written form. In the event of disclosure in connection with an eventual interim public offering concerning BUYER, BUYER will not be entitled to disclose confidential information or particulars of its Nokia cooperation, including but not limited to the contents of this Agreement, without the prior written approval of SELLER, which approval may not be unreasonably withheld.

17.	Validity and Termination of this Agreement

The term of this Agreement shall, subject to termination Articles defined herein and in Article 16 “Force Majeure”, be from December 1st, 2001 until November 30th, 2004. Thereafter this Agreement shall automatically terminate unless it is renewed by mutually signed written amendment. Neither party shall be liable to pay any compensation or damages to the other for non-renewal of this Agreement.

Either party shall have the right at any time by giving notice in writing to the other to terminate this Agreement forthwith in the following events:

1)	If the other party suffers the appointment of a receiver or administrator or administrative receiver or enters into liquidation (other than for the purposes of reconstruction or amalgamation) or compounds with its creditors to takes or suffers any similar action in consequence of a debt;

2)	If the other party shall cease to carry on its normal course of business or suspend payment of its debt or fail to pay, upon execution being levied thereafter, any judgement debt in full;

3)	If the ownership or control of the other party is materially altered, except where such alteration results from an internal reconstruction only of the shareholdings within the party’s group companies, or where such alternation due to changing in the ownership of stock after a party’s public offering in Asia, however, the listing party shall inform the other party on the aforesaid change the earliest possible time;

4)	If the a party hereto is in material breach of its obligations under this Agreement and has failed to remedy such breach within the given time period provided by the other party, or with immediate effect if the observant party considers that such a material breach cannot be remedied.

5)	At will by not less than three (3) months written notice.

In the event of expiration or termination SELLER shall have the right, but not an obligation, to acquire BUYER’s inventory of the Products and genuine Nokia accessory and BUYER agrees to sell it to SELLER if SELLER so wishes. The price shall. be the same that BUYER has paid if the Products and genuine Nokia accessory are unused and in their original packages. Otherwise the price shall be negotiated separately.

20.	Language

This Agreement shall be written in Chinese and English, and both versions shall be equally authentic.

21.	Applicable Law and Arbitration

1.	This Agreement shall be governed by the applicable law of the PRC. In the event that the PRC laws contain no applicable provisions with regard to an aspect of transaction hereunder, then common international practice shall apply.

2.	Should any dispute arise from or in connection with the performance or interpretation of any provision of the Contract, the parties shall first attempt to resolve the matter through friendly consultation; if it is not so resolved within sixty (60) days after one party has given notice of it to the other party, then either party may submit it to the China International Economic and Trade Arbitration Commission (“CIETAC”) in Beijing.

3.	Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be finally resolved by arbitration in Chinese and English by CIETAC.

4.	The arbitration tribunal shall consist of three arbitrators. The presiding arbitrator shall not be a national of Finland or the PRC,

22.	Non-Waiver

Any failure of a party to enforce at any time any of the provisions including, without limitation, the termination provision, of this Agreement shall not be construed to be a waiver of such provision or any other provision of this Agreement or anyright of a party hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.

NOKIA (CHINA) INVESTMENT CO., LTD.		SHANGHAI CELLSTAR INTERNATIONAL TRADING CO., LTD.

Signed By:	/s/ Michael Hsu	Signed By:	/s/ L P King
Name:	Michael Hsu	Name:	L P King

Title:	Sales Director, Nokia Mobile Phone, China	Title:	President & COO CellStar Asia Pacific Region

Company	Nokia (China) Investment Co., Ltd.	Company	Shanghai CellStar Trading Co., Ltd.

Stamp:	[GRAPHIC]	Stamp:	[GRAPHIC]

Signed By:	/s/ Colin Giles

Name:	Colin Giles

Title :	Vice President, Nokia Mobile Phones, China

ANNEX 1

The Product and Price List

The Product and Price List may be modified in accordance with written agreement reached by the parties from time to time. The aforesaid agreement shall be part of this ANNEX 1.

ANNEX 2

Rolling Sales Plan & Ordering

1.	Forecasting

BUYER shall complete and submit to SELLER in the agreed format on Nokia Period basis by the Forecasting Deadline:

(a)	Rolling Sales Plan for the immediately following three (3) Nokia Periods. Rolling Sales Plan shall set forth both Area Split and Product Mix for each entire period;

(b)	Monthly Order for the immediately following one (1) Nokia Period. Monthly Order shall set forth Area Split and Product Mix for such Nokia Period. In practice Monthly Order can be produced by SELLER by extracting the first Nokia Period’s data from the Rolling Sales Plan; and

(c)	Variance report indicating any variation from total volume, Product Mix forecasted in any previous Rolling Sales Plan for the same Nokia Period.

SELLER shall confirm the Monthly Order and/or any variance to it to BUYER simultaneously with sending the Sales Contract to BUYER further to Point 3. b) below, the same being by the immediately following Friday by 10a.m. at the latest.

2.	Ordering Procedure

During the course of any Nokia Period BUYER shall complete and submit to SELLER for the first calendar week by Forecasting Deadline and for the subsequent calendar weeks every Wednesday by 12 a.m. (or by other deadline agreed in writing):

(a)	Delivery request for Products to be delivered during the immediately following calendar week. Delivery request includes requested daily delivery volume and daily Product Mix.

(b)	SELLER shall thereafter review the delivery request and forward to the BUYER confirmation on the request in the form of a Sales Contract with daily delivery quantity, daily Product Mix and delivery factory, on every Thursday by 12 a.m.

BUYER shall by 12 a.m. on the aforementioned Friday return the Sales Contract to SELLER duly stamped and signed.

3.	Daily Delivery Procedure

BUYER shall submit to SELLER a written instruction with destination before 3 p.m. the day immediately before the scheduled date of delivery. In case of the scheduled date of delivery is Monday, the aforesaid instruction shall be submitted before 3 p.m. of the last working day in the prior week.

4.	Weekly Variance

Unless otherwise agreed deliveries of Products committed to by the BUYER in the Monthly Order shall be split evenly between the calendar weeks of the relevant Nokia Period.

BUYER shall have the right to request adjustments to weekly even flow of Products within the range [*] in the case of a 4-week Nokia Period and [*] in the case of a 5-week Nokia Period provided that total volume during the relevant Nokia Period remains unchanged.

5.	Dedicated Contact Person

SELLER shall appoint a dedicated sales assistant to help BUYER with all ordering and delivery related enquiries in order to ensure best possible service to the BUYER.

6.	Delivery

The Parties will sign an Amendment to this Agreement as soon as practically possible to regulate detailed delivery terms and related issues.

7.	DEFAULT DESTINATION

BUYER shall, along with the signing of this Agreement, notify SELLER in writing on the Default Destination within the territory of PRC. (Excluding Hong Kong SAR, Macau SAR and Taiwan). BUYER agrees that SELLER could ship and unload the Products to the aforesaid Default Destination in case of BUYER’S instruction of destination fails to reach SELLER before 3 p.m. of the day immediately before the scheduled delivery date according to confirmed order. The foregoing delivery shall be regarded as fulfilment of delivery obligations by SELLER.

To avoid any doubt, Article 5 of this ANNEX 2 shall also apply to this delivery at Default Destination.

8.	DELIVERY OF PRODUCTS AND RISK UNDERTAKING

Under the condition that SELLER complies with all the terms in the Agreement, Products being shipped and unloaded at the door of the warehouse at the destination (or Default Destination) shall be regarded as fulfilment of delivery obligations by SELLER. BUYER shall thereafter bear all the cost and risk after the Products have been so delivered.

9.	Rolling Sales Plan Rules

Rule 1: The Rolling Sales Plan may be outside the Rebate Band. The eligibility for Rebate will be determined by Rules for Achieving Rebate.

Rule 2: Change in Forecast. A maximum of [*] is allowed for each Period. [*] should be made 2 Periods preceding the period of delivery.

Rule 3: Variance in volume is allowed with a change in Rolling Sales Plan (Rule 2) volume of [*].

Rule 4: The Rolling Sales Plan will be categorized by volumes and by product. With a change in volume forecast a change in product mix will be allowed in the same ratio. If there is no change in the volume forecast a change in product mix of [*] will be allowed.

Rule 5: One model of a product will not constitute more than [*] of the forecasted product mix in the Rolling Sales Plan. Exceptions to this rule may apply provided supply is available and if agreed by both parties.

Brackets ([*]) indicate portions of this document have been deleted and have been separately filed with the Securities and Exchange Commission.

Rule 6: BUYER has no right to change destination confirmed by SELLER according to this Agreement, after 3 p.m. of the day immediately prior to the scheduled date of delivery, regardless whether or not BUYER has notified the destination to SELLER in advance.

Rule 7: Buyer is allowed to designate one Default Destination each Period and no change is allowed unless otherwise agreed in writing by SELLER.

Rule 8: The change in Rolling Sales Plan [*]. However SELLER will only confirm the sales plan and corresponding order after assessing SELLER’s manufacturing capacity.

Brackets ([*]) indicate portions of this document have been deleted and have been separately filed with the Securities and Exchange Commission.